LEASE AGREEMENT


STATE OF GEORGIA

COUNTY OF CLARKE

     THIS LEASE, made and entered into this 1st day of March 1999 by and between Vi-Mac, Inc., A GEORGIA CORPORATION, hereinafter referred to as Lessor, and INDEPENDENT SOUTHERN, INC. hereinafter referred to as Lessee.

     WITNESSETH:

     1. Lessor hereby leases and lets unto Lessee that certain tract or parcel of land, with all buildings, structures, improvements and equipment thereon, situated in the County of Clarke and State of Georgia, described as the Bulk Storage Plant and Warehouse located at 111 COMMERCE BOULEVARD, BOGART, GEORGIA, 30622, together with all appurtenances thereto belonging or in anywise appertaining, and all right, title and interest of Lessor in and to any and all roads, streets, alleys, and ways bounding said premises.

     2. TERM

     (a) To have and to held the same unto the Lessee for a period of one (1) year beginning the 1st day of March, 1999 hereinafter referred to as the "original term".

     3. RENTAL

     Lessee agrees to pay Lessor in advance without demand on the first day of each month during the term of this lease the sum of TWENTY FIVE HUNDRED DOLLARS ($2500.00). As additional rent, Lessee agrees to assume and pay when due all occupancy cost of the Leased premises including, without limitation, real estate taxes, insurance (par.17), maintenance and repairs (par.7).

     4. TAXES

     Lessor agrees to pay all ad valorem taxes on said property.

     5. UTILITY BILLS

     Lessee shall pay water, gas, electricity, fuel, light, heat and power bills for leased premises, or used by Lessee in connection therewith. If Lessee does not pay the same, Lessor may pay the same and such payments shall be added to the rental of the premises.

     6. USE OF PREMISES

     Premises shall be used for the sale of petroleum products only. Any variance of this use by Lessee must receive the written permission of the Lessor.

     7. MAINTENANCE AND REPAIR

     Lessee agrees, as a part of its additional rent, to keep and maintain the Building and all other Improvements on the Leased Premises, in as good a state of repair as the same are turned over to it, and in a clean, safe and sanitary condition, and agrees to make all necessary repairs, interior, exterior, and structural, to said Building and other Improvements during the term of this Lease; and, additionally, Lessee shall pay and hold Lessor free and harmless from bills or assessments for light, heat, water, gas, sewer rentals or charges and any other expenses arising out of or incidental to the occupancy of said Leased Premises. Lessee agrees to return said premises to Lessor at the expiration, or prior termination, of the Lease in as good condition and repair as when first received, including removal of all vehicles, auto part, junk and debris.

     8. INDEMNITY

     Lessee, for itself, its agents, servants and customers, agrees to indemnify and save harmless the Lessor against all claims for damages to persons or property by reason of the use of occupancy of the leased premises, and all expenses incurred by Lessor because thereof, including attorney's fees and Court costs. Lessor shall not be responsible for any monies paid by lessee to any other parties for the goodwill, inventory, or any other part of the business.

     9. GOVERNMENTAL ORDERS

     Lessee agrees, at its own expense, to promptly comply with all rules, ordinances, orders, regulations, and requirements of any legally constituted public authority or department thereof having jurisdiction over the premises.

     10. CONDEMNATION

     If the whole of the demised premises, or such portion thereof as will make the demised premises unusable for the operation of a petroleum bulk plant shall be taken by or pursuant to any governmental authority or through the exercise of the right of eminent domain, then and in either of said events the terms hereby granted shall cease from the time when possession thereof is taken by public authorities, and rental shall be accounted for as between Lessor and Lessee as of that date. Any award made by such condemning authority shall be made to Lessor only and it is agreed that Lessee shall have no rights in any such award. The determination as to whether the taking amounts to one which would render the premises unusable for the operation of a petroleum bulk plant shall be made solely by Lessor.

     11. LESSEE'S RIGHT TO IMPROVE PREMISES

     Lessee shall not have the right to construct and erect or to cause to be constructed any building or improvement on the premises without the express written consent of the Lessor.

     12. LESSEE'S RIGHT TO ENCUMBER PREMISES

     Lessee shall have no right to assign this lease or to encumber by mortgage or deed to secure debt the leasehold interest created hereby without the prior written consent of the Lessor.

     13. IMPROVEMENTS PART OF PREMISE

     All structures, gasoline tanks, including those which may be underground pumps, air compressors and other equipment (including those not related to the sale of petroleum products) which may be or which heretofore have been erected, installed or placed upon said premises shall become a permanent part of the real estate and shall remain on the premises for the benefit of the Lessor. Any items placed on the premises which are not to be controlled by the terms of this paragraph shall be itemized in writing and such intent shall be recognized in writing by both parties hereto.

     14. ASSIGNMENTS

     Lessee may not sell, transfer or assign this Lease or any interest thereunder or sublet the premises in whole or in part without the prior written consent of the Lessor. If Lessor gives the required written consent for such sale, transfer or assignment, the sub-tenants or assignees shall without relieving Lessee's liability.

     15. DESTRUCTION OF PREMISES

     If premises are totally destroyed by storm, fire, lightning, earthquake or other casualty, this lease shall terminate as of the date of such destruction, and rental shall be accounted for as between Lessor and Lessee as of that date. If premises are damaged, but not wholly destroyed by any such casualties, rental shall abate in such proportion as use of premises has been destroyed, and Lessor shall restore premises to substantially the same conditions as before damage as speedily as practicable, whereupon full rental shall recommence, provided, further, however, that if the damage shall be so extensive that the same cannot be reasonably repaired and restored within three (3) months' time from date of the casualty. And, in such event, rental shall be apportioned and paid up to the date of such casualty.

     16. CONSIDERATION FOR OPTION

     The payments made and to be made hereunder by Lessee to Lessor shall be considered sufficient consideration for any and all options herein granted by Lessor to Lessee.

     17. INSURANCE

     Lessee shall keep and maintain adequate public liability, with minimum limit of $500,000. Fire and extended coverage insurance on the building equal to 90% of the value, on the demised premises during the term of this lease. Lessee shall furnish Lessor with an Insurance Certificate showing Lessor as an additional insured on a yearly basis.

     18. CANCELLATION OF LEASE

     It is mutually agreed that in the event that Lessee shall default in the payment of rent herein reserved, when due, and fails to cure said default within fifteen (15) days; or if Lessee shall be in default in performing any of the other terms or provisions of this lease, and fails to cure said default within 15 days after the date of receipt of written notice of default from Lessor; or if Lessee is adjudicated bankrupt; or if a permanent receiver is appointed for Lessee's property and such receiver is not removed within thirty (30) days after written notice from Lessor to Lessee to obtain such removal; or if, whether voluntarily or involuntarily, Lessee takes advantage of any debtor relief proceedings under any present or future law, whereby rent or any part thereof is, or is proposed to be, reduced or payment thereof deferred; or if Lessee makes an assignment for benefit of creditors; or if Lessee's effects should be levied upon or attached under process against Lessee, not satisfied or dissolved within fifteen (15) days after written notice from Lessor to Lessee to obtain satisfaction thereof; then, and in any of those events, Lessor may at his option declare this lease to be null and void and cancel the same without the necessity of legal process. Lessor may forthwith re-enter the premises and repossess himself thereof, and remove all persons and effects therefrom, using such force as may be necessary without being guilty of trespass, forcible entry or retainer, or other tort.

     19. HOLD HARMLESS AGREEMENT

     Lessee, for itself, its agents, servants and customers, agrees to indemnify and save harmless the Lessor against all claims for damages to persons or property by reason of the use or occupancy of the leased premises.

     20. LANDLORD AND TENANT

     This contract shall create the relationship of Landlord and tenant between Lessor and Lessee; no estate shall pass out of Lessor; Lessee has only a usufruct, not subject to levy and sale.

     21. RELETTING BY LESSOR

     Lessor, as Lessee's agent, without terminating this lease, upon Lessee's breaching this contract and upon Lessee's failure to remedy said default within fifteen (15) days after receipt of written notice, may at Lessor's option enter upon and rent premises at the best price obtainable by reasonable effort, without advertisement and by private negotiations and for any term Lessor deems proper. Lessee shall be liable to Lessor for the deficiency, if any, between Lessee's rent hereunder and the price obtained by Lessor on reletting.

     22. ATTORNEY'S FEES

     In the event that it is necessary for Lessor to collect any rent due hereunder by an action at law or through an attorney at law, Lessee agrees to pay fifteen percent (15%) of such rent then due as costs of collection.

     23. EFFECTS OF TERMINATION OF LEASE

     No termination of this lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Lessor's right to collect rent for the period prior to termination thereof.

     24. HOLDING OVER

     If Lessee remains in possession of the premises after expiration of the term of this lease, without the express consent of the Lessor, such tenancy shall not be construed as a renewal thereof but as a periodic tenancy from month to month. There shall be no renewal of this lease by operation of law.

     25. RIGHTS CUMULATIVE

     All rights, powers and privileges conferred hereunder upon parties hereto shall be cumulative but not restrictive to those give by law.

     26. TIME OF ESSENCE

     Time is of the essence of this Agreement.

     27. DEFINITIONS

     Lessor shall include first party, his heirs, legal representatives, assigns and successors in title. Lessee shall include second party, its successors, and assigns. "Lessor" and "Lessee" include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

     28. BENEFIT OF PARTIES

     This lease shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors, heirs and assigns.

     29. NOTICES

     Any notice given pursuant to this lease shall be in writing and sent by certified or registered mail as follows:

     (a) If to Lessor, at 1595 McCurdy Road, Stone Mountain, Georgia 30083.

     (b) If to Lessee, at 111 Commerce Boulevard, Bogart, Georgia.

     30. DAILY RECONCILIATION OF UNDERGROUND STORAGE TANK

     The lessee agrees to read all pump meters, gauge all tanks, and do a daily and monthly reconciliation of all of the gasoline and diesel fuel. The lessee will immediately notify VI-MAC INC., in writing, of any suspected leaks and/or any unusual overages or shortages. A copy of the daily reconciliation sheets will be submitted to VI-MAC INC. at the end of each month along with the monthly reconciliation figures.

     31. HANDLING OF HAZARDOUS WASTE

     Lessee agrees to handle and dispose of all new and used motor oil, transmission fluid, antifreeze, and all other products classified as Hazardous Waste in a manner as outlined by the Environmental Protection Division. Any deviation from this would result in the Lessee being responsible for the cleanup of Leased Property covered by this lease. Any fines or legal fees which might result from Lessee's actions will be the sole responsibility of the Lessee.

     32. OPTION TO PURCHASE

     Lessee is hereby granted the option of purchasing the leased property at the end of the "original term". Lessee must give written notice to Lessor at least sixty (60) days prior to the expiration of the "original term" of his intentions. If lessee agrees to exercise purchase option of this lease, then the terms of purchase will be as follows. Total purchase price of property will be TWO HUNDRED TWENTY FIVE THOUSAND DOLLARS ($225,000.00). TEN THOUSAND DOLLARS ($10,000.00) of the first year's original term rent will be applied toward the purchase price and down payment, with and additional FIFTEEN THOUSAND DOLLARS ($15,000.00) to be paid at closing for a total of TWENTY FIVE THOUSAND DOLLARS
($25,000.00) down payment. The balance of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) will be financed by sellers for FIFTEEN (15) YEARS at a PER ANNUM rate of EIGHT AND ONE HALF PERCENT (8 1/2%) with a monthly payment of NINETEEN HUNDRED SIXTY NINE DOLLARS AND FORTY EIGHT CENTS ($1969.48).

     The parties recognize that the property has been used as a Petroleum Distribution Facility and the option price recognizes possible contamination due to its use.

     33. ENTIRE AGREEMENT

     This lease constitutes the entire agreement between the parties and no representations, inducements, promise or agreements, oral or otherwise between the parties, not embodied herein, shall be of any force of effect, nor shall any modification hereof be effective unless in writing and signed by Lessor and Lessee.

     IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals the day and year first above written.

                                                      /s/ Raymond L. Viers
                                                      -------------------------

                                                           "LESSOR"

                                                      RAYMOND L. VIERS

                                                      VI-MAC, INC.

                                                      /s/ Peter Iodice President
                                                      -------------------------

                                                      "LESSEE"

                                                      PETE IODICE

                                                      INDEPENDENT SOUTHERN, INC.






Signed, sealed and delivered in

the presence of:

/s/ Darrell Dyals
-------------------------
Notary Public

 Notary Public, Walton County, Georgia
My Commission Expires October 31, 2000